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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-93701

                                 114,074 SHARES
                                  GENRAD, INC.

                                  COMMON STOCK

                               ------------------

    The Selling Stockholder identified in this prospectus may sell up to 114,074 shares of the common stock of GenRad, Inc. GenRad's common stock is listed on the New York Stock Exchange under the symbol "GEN." On August 15, 2000 the closing price reported for the common stock on the NYSE was $8.3125.

    The Selling Stockholder may sell the shares of common stock described in this prospectus in public or private transactions on or off the NYSE, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. More information concerning the Selling Stockholder and his plan of distribution is set forth under "Selling Stockholder" and "Plan of Distribution."

    GenRad will not receive any proceeds from the sale of shares by the Selling Stockholder. We will bear all the expenses related to the registration of the shares of common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES NOR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is August 18, 2000.
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THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SEC ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION THAT WE FILE WITH IT, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING THOSE DOCUMENTS TO YOU. THE
INFORMATION THAT WE FILE LATER WITH THE SEC WILL AUTOMATICALLY UPDATE AND SUPERSEDE THIS INFORMATION. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN
ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE PROVIDED ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF
DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    GenRad has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the GenRad common stock owned by the Selling Stockholder. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    GenRad files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public at the website maintained by the SEC at "http://www.sec.gov." In addition, GenRad common stock is listed on the New York Stock Exchange under the trading symbol "GEN" and similar information can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Our Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (as amended June 26, 2000)

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1,
      2000

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 1,
      2000.

    - Current Report on Form 8-K filed with the SEC on April 4, 2000

    - Current Report on Form 8-K filed with the SEC on April 27, 2000

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    You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                                  GenRad, Inc.
                  Attention: Corporate Relations--Scott Sewall
                            7 Technology Park Drive
                       Westford, Massachusetts 01886-0033
                                 (978) 589-7000

                                  THE COMPANY

    GenRad supplies integrated hardware and software solutions for manufacturing, testing and servicing microprocessors and other electronic devices and components. We operate primarily in the United States, western Europe and southeast Asia. GenRad offers products and services in three core business areas: Electronic Manufacturing Systems, Advanced Diagnostic Solutions and GR Software.

    The Company was incorporated in 1915 in the Commonwealth of Massachusetts. All references to "GenRad," "we," or "us" are to GenRad, Inc. The Company has its executive offices at 7 Technology Park Drive, Westford, Massachusetts 01886-0033, Telephone: (978) 589-7000.

                                USE OF PROCEEDS

    We are not selling the shares of GenRad common stock offered by the Selling Stockholder. We will not receive any proceeds from the sale of the common stock by the Selling Stockholder.

                              SELLING STOCKHOLDER

    The following table sets forth the name of the Selling Stockholder and the total number of shares of GenRad common stock registered by this registration statement that he may sell. We issued and sold to the Selling Stockholder on December 22, 1999, a total of 114,074 shares of GenRad common stock in connection with GenRad's acquisition of his company. This number of shares includes 13,689 shares of GenRad common stock which are held in escrow for the benefit of the Selling Stockholder and which may be released to him on or after December 22, 2000. The Selling Stockholder is an employee of GenRad, Ltd., a subsidiary of GenRad. The following table sets forth certain information with respect to the Selling Stockholder as of December 27, 1999. If required, we will file a supplement to this prospectus to describe any material changes in the terms of the offering.

    Because the Selling Stockholder may offer all or only some of the shares, we cannot determine the number of shares of common stock that the Selling Stockholder will own after completion of this offering. See "Plan of Distribution." In addition, the purchase agreement we signed with the Selling Stockholder restricts him from selling more than 50,000 of the shares in any week during the first ten weeks following the effectiveness of this registration statement.

                                                       NUMBER OF       NUMBER OF
                                                         SHARES         SHARES
                                                      BENEFICIALLY     THAT MAY
NAME                                                  OWNED(1)(2)    BE OFFERED(2)
----                                                  ------------   -------------
Peter Coombes(2)....................................     114,074        114,074

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(1) To our knowledge, the Selling Stockholder owns less than one percent of the number of outstanding shares of GenRad common stock.

(2) Includes 13,689 shares of GenRad common stock, some or all of which may be offered from time to time by the Selling Stockholder to the extent that any of these additional shares are released from escrow to the Selling Stockholder. The escrow agreement was established in connection with our acquisition of the Selling Stockholder's company. Any such release is currently scheduled to occur on or after December 22, 2000.

(3) The Selling Stockholder is an employee of GenRad, Ltd., a wholly owned indirect subsidiary of GenRad.

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                              PLAN OF DISTRIBUTION

    The Selling Stockholder may sell all or a portion of the shares of common stock from time to time in one or more transactions, at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or by negotiation. The Selling Stockholder may offer his shares of common stock in one or more of the following transactions:

    - on any exchange on which the shares are listed, on terms determined at the time of sale;

    - in private sales directly or through one or more brokers; and/or

    - beneficially through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of the shares of GenRad common stock for whom they may act as agent.

    The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profit on the resale of the shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    The aggregate proceeds to the Selling Stockholder from the sale of his shares of common stock will be the purchase price of the shares less discounts and commissions, if any. In any week during the first ten weeks following the effectiveness of this registration statement, the Selling Stockholder may not sell more than 50,000 of his shares.

    The outstanding common stock of GenRad is listed for trading on the NYSE.

    To comply with the securities laws of certain states, if applicable, the shares of common stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale or exemption from the registration or qualification is available.

    We will pay all expenses of this registration, other than selling commissions and fees.

                          DESCRIPTION OF CAPITAL STOCK

    GenRad has authorized capital stock consisting of 60,000,000 shares of common stock, par value $1.00 per share. As of August 15, 2000, 29,981,725 shares were outstanding. GenRad also has outstanding from time to time options to purchase shares of common stock.

    The holders of common stock have no preemptive rights and the common stock has no redemption, sinking fund or conversion provisions. Each share of common stock is entitled to one vote on any matter submitted to the vote of stockholders, to equal dividend rights and to equal rights in the assets of GenRad available for distribution to the holders of common stock upon liquidation. All of the outstanding shares of common stock are, and the shares of common stock to be sold in connection with this offering will be, fully paid and nonassessable. The payment of dividends on, and the redemption, retirement, purchase or other acquisition of, common stock by GenRad is currently prohibited by GenRad's financing agreements.

    BankBoston, N.A. serves as transfer agent for the common stock.

    In accordance with the Massachusetts Business Corporation Law, GenRad's Board of Directors is divided into three classes with staggered three-year terms. We believe that a classified Board of Directors helps to assure the continuity and stability of the Board of Directors and our business strategies and policies as determined by the Board of Directors, since a majority of the directors at any

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given time will have had prior experience as directors. We believe that this continuity and stability, in turn, will permit our Board of Directors to represent more effectively the interests of our stockholders.

    Because we have a classified Board of Directors, at least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the common stock because the provision could prevent a rapid change in control of the Board of Directors. The classification provision may also discourage a third party from making a tender offer or from otherwise attempting to obtain control of GenRad. Under Massachusetts law, a director on a classified board may be removed by the stockholders of the corporation only for cause.

    GenRad has elected not to be subject to the 1987 Massachusetts Control Share Acquisition Act.

                                 LEGAL MATTERS

    The validity of the shares of the common stock will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, our legal counsel.

                                    EXPERTS

    The financial statements as of and for the year ended January 1, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 1, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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